Exhibit 99.1

Contact:  Anne Bugge

(425) 951-1378

SONOSITE APPOINTS NEW CFO
Bernard J. Pitz named Senior Vice President and CFO
Mike Schuh to take new position within company

BOTHELL, WA - May 12, 2008 -- SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, announced that Bernard J. Pitz is joining the company today as Senior Vice President and Chief Financial Officer.  After serving as CFO for eight years, Mike Schuh will move into a new executive position in the company overseeing business process.

Mr. Pitz's career spans 26 years in global finance positions in the telecommunications, software, wireless technology and medical technology industries.  Most recently, Mr. Pitz served as Vice President, Finance, CFO and Treasurer with Sybron Dental Specialties, Inc., a leading manufacturer of high technology dental, orthodontic, dental implant and infection prevention products, formerly listed on the New York Stock Exchange.  Danaher Corporation acquired Sybron for approximately $2.2 billion in 2006.

Prior to Sybron, Mr. Pitz worked with Motorola Corporation from 1983 to 1998 in positions of increasing responsibility in their wireless data, paging and cellular divisions.  During that time positions included Regional Operations Controller, Latin America and Senior Division Controller, Greater China Cellular Subscriber stationed in Beijing.  Mr. Pitz also worked with the frequency control division of Corning Inc. from 1999 to 2003 holding positions as Vice President, Finance for both the North America division and worldwide operations.  From 2003 to 2005, Mr. Pitz served as Senior Vice President, Chief Financial Officer and Treasurer for Universal Electronics (Nasdaq:UEIC), a leading wireless technology developer.  In this position, Mr. Pitz helped lead UEI through a period of significant financial growth while also directing the company's Sarbanes-Oxley compliance efforts.

"We are very pleased to welcome an executive of Bernie's broad financial and worldwide experience and expertise to our executive management team," said Kevin M. Goodwin, SonoSite President and CEO.  "He is joining SonoSite at a critical time as we position for greater growth and profitability.  I also want to recognize Mike Schuh's many contributions and tremendous dedication to SonoSite.  Mike joined SonoSite as CFO in 2000 and has guided us through our development from a company with $32 million in annual revenue to one with over $200 million.  Mike's deep knowledge and experience at SonoSite will be valuable assets in his new position as Vice President, Finance, Business Process where he will focus on driving greater operational efficiencies throughout the company."

Mr. Pitz holds an MBA from the University of Chicago and a BS in accountancy from Northern Illinois University.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.   Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.